Exhibit 99.1

Press Release & Investor Call

Acorn Achieves Net Income and Positive Cash Flow as Q2 Revenue Rises 22% from

Remote Monitoring and Control Solutions for Backup Generators and Gas Pipelines

Investor Call Today at 11am ET - Dial-in # 1-844-834-0644

Wilmington, DE – August 10, 2023 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other critical industrial equipment, announced results for its second quarter ended June 30, 2023 (Q2’23). Acorn generated positive net income and cash flow on Q2’23 revenue growth of 22% and cash basis revenue growth of 33%. Acorn is hosting a conference call today at 11:00 a.m. ET (details below).

Summary Financial Results

($ in thousands)	Q2’23	Q2’22	Change	6M’23	6M’22	Change
Monitoring revenue	$1,065	$966	+10.2%	$2,089	$1,956	+6.8%
Hardware revenue	$908	$655	+38.6%	$1,633	$1,416	+15.3%
Total revenue *	$1,973	$1,621	+21.7%	$3,722	$3,372	+10.4%
Gross profit	$1,490	$1,246	+19.6%	$2,806	$2,504	+12.1%
Gross margin	75.5%	76.9%		75.4%	74.3%

* All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Non-GAAP Measure

Reconciliation of GAAP Revenue to Cash-Basis Revenue**

($ in thousands)	Q2’23	Q2’22	6M’23	6M’22
Total GAAP revenue	$1,973	$1,621	$3,722	$3,372
Less: Amortization of deferred revenue	(1,673)	(1,479)	(3,282)	(2,983)
Plus: Sales recorded to deferred revenue	1,824	1,422	3,478	3,225
Other adjustments and write-offs	1	31	55	31
Total cash-basis revenue **	$2,125	$1,595	$3,973	$3,645
Year-over-year growth	+33.2%		+9.0%

**See definition of Non-GAAP measure below.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Our Q2’23 performance benefitted from strong demand from large national telecom customers for our TrueGuardTM PRO commercial and industrial monitors and True Guard 2 residential monitors for emergency stand-by generators.

“We achieved our second consecutive quarter of monitoring revenue growth, following the end of the revenue impact from the sunsetting of wireless carrier support for 3G monitoring technology. Building upon 3% growth in Q1, monitoring revenues grew 10% in Q2 and we expect positive momentum to continue over the balance of 2023 and beyond.

“Cash-basis revenue grew 33% in Q2’23, also indicative of strength across the business, and we closed Q2’23 with a record backlog of $6.4M. Our backlog is essentially deferred revenue, more than 60% of which will be recognized as revenue within one year under GAAP accounting.

“Our Q2’23 gross margin remained stable at 76%, though down slightly from 77% in Q2’22 due to the relative strength of equipment sales, which carry a lower margin than monitoring revenues.

“Given both the business and environmental benefits of our solutions, we remain confident in our ability to achieve our long-term 20% annual, cash-basis revenue growth goal. We delivered consolidated profitability and positive cash flow in Q2’23, and if we are able to meet our revenue growth goal, we’d expect to be profitable and operating cash-flow positive at the consolidated corporate level for the full year. Our operating company, OmniMetrix, has been profitable since 2019 and remained so through the pandemic.

“We have been working very hard the past several years to position Acorn for sustainable growth and profitability. Given Acorn’s net operating loss carryforwards (NOLs) of over $70M, future profits would be largely shielded from tax liability, further benefitting cash flows as we achieve ongoing profitability.

“With heatwaves, flooding and related power outages this summer, the value of stand-by generators, as well as Demand Response (DR) programs, for electric grid operators has been in the news. We continue to advance our work with our DR partner C-Power and our network of stand-by generator dealers with the goal of enrolling our first DR customers in the second half of this year. We will update you on our progress in this initiative, which we expect to be a very important revenue and profitability driver for our business moving forward.”

Financial Review

Q2’23 revenue of $1,973,000 rose 22% from Q2’22 revenue of $1,621,000, driven by a 39% increase in hardware revenue, primarily for True Guard Pro (C&I) and True Guard 2 (residential) generator monitoring devices. The company has seen strength in its business across the board and particularly from large national customers for remote monitoring and control of standby generators. For the six months ended June 30th, revenue increased 10% to $3,722,000, driven by the same contributing factors as in Q2’23.

Q2’23 gross profit increased to $1,490,000, reflecting gross margin of 76%, as compared to gross profit of $1,246,000 and a gross margin of 77% in Q2’22. The slight decline relates to the relative strength of hardware, which carries a lower gross margin than monitoring, and the revenue mix. Gross margin on monitoring revenue was 93% in Q2’23 vs. 92% in Q2’22 while gross margin on hardware was 55% in both periods.

Total operating expenses decreased 4.2% to $1,407,000 in Q2’23 versus $1,468,000 in Q2’22, reflecting the impact of a $51k software impairment charge in Q2’22 as well as modestly lower research and development (R&D) expenses.

Net income attributable to Acorn Energy, Inc. stockholders improved to $96,000, or $0.00 per share in Q2’23 vs. a loss of $223,000, or ($0.01) per share in Q2’22, reflecting revenue growth and lower operating expenses. Net income attributable to Acorn stockholders improved to $11,000, or $0.00 per share, for the six-month period ended June 30, 2023 vs. a net loss of $346,000, or ($0.01) per share, in the same period in the prior year.

Liquidity and Cash Flow

Excluding deferred revenue and deferred cost of goods sold (COGS), which have virtually no impact on future cash flow, net working capital of $2,848,000, included consolidated cash of $1,573,000 at June 30, 2023. This compares to net working capital of $2,536,000 and consolidated cash of $1,450,000 at December 31, 2022. Acorn has no outstanding debt. Acorn generated $155,000 of cash from operating activities and used $37,000 for hardware and software technology investments in the six months ended June 30, 2023. Cash generated from operating activities was attributable to the company’s net income plus non-cash expenses, including depreciation and non-cash lease expense.

Investor Call Details

Date/Time:	Thursday, August 10th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2023	2022	2023	2022

Revenue	$3,722	$3,372	$1,973	$1,621
COGS	916	868	483	375
Gross profit	2,806	2,504	1,490	1,246
Operating expenses:
R&D expense	402	410	188	212
Selling, general and administrative (SG&A) expense	2,416	2,387	1,219	1,205
Impairment of software	—	51	—	51
Total operating expenses	2,818	2,848	1,407	1,468
Operating (loss) income	(12)	(344)	83	(222)
Interest income (expense), net	27	(1)	16	(1)
Income (loss) before income taxes	15	(345)	99	(223)
Income tax expense	—	—	—	—
Net income (loss)	15	(345)	99	(223)
Non-controlling interest share of net income	(4)	(1)	(3)	(*)
Net income (loss) attributable to Acorn Energy, Inc. stockholders	$11	$(346)	$96	$(223)

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. stockholders:	$0.00	$(0.01)	$0.00	$(0.01)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted
Basic	39,746	39,688	39,758	39,688
Diluted	39,780	39,688	39,784	39,688

*	Less than $1

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2023	As of December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$1,573	$1,450
Accounts receivable, net	701	597
Inventory, net	803	789
Deferred COGS	917	887
Other current assets	398	288
Total current assets	4,392	4,011
Property and equipment, net	614	653
Operating right-of-use assets, net	246	298
Deferred COGS	733	807
Other assets	224	215
Total assets	$6,209	$5,984
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$321	$243
Accrued expenses	157	171
Deferred revenue	4,154	3,984
Operating lease liabilities	119	116
Other current liabilities	30	58
Total current liabilities	4,781	4,572
Long-term liabilities:
Deferred revenue	2,213	2,187
Operating lease liabilities	160	220
Other long-term liabilities	18	16
Total long-term liabilities	2,391	2,423
Commitments and contingencies
Stockholders’ deficit:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: Authorized – 42,000,000 shares; issued and outstanding – 39,757,589 and 39,722,589 shares at June 30, 2023 and December 31, 2022, respectively	397	397
Additional paid-in capital	102,924	102,889
Accumulated stockholders’ deficit	(101,256)	(101,267)
Treasury stock, at cost – 801,920 shares at June 30, 2023 and December 31, 2022	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ deficit	(971)	(1,017)
Non-controlling interest	8	6
Total stockholders’ deficit	(963)	(1,011)
Total liabilities and stockholders’ deficit	$6,209	$5,984

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN THOUSANDS)

	Six months ended June 30,
	2023	2022
Cash flows provided by (used in) operating activities:
Net income (loss)	$15	$(345)
Depreciation and amortization	76	48
Impairment of inventory	8	—
Impairment of software	—	51
Non-cash lease expense	63	59
Stock-based compensation	30	53
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(104)	292
Increase in inventory	(22)	(298)
Decrease (increase) in deferred COGS	44	(117)
Increase in other current assets and other assets	(119)	(1)
Increase (decrease) in accounts payable and accrued expenses	64	(125)
Increase in deferred revenue	196	242
Decrease in operating lease liability	(67)	(62)
(Decrease) increase in other current liabilities and non-current liabilities	(29)	9
Net cash provided by (used in) operating activities	155	(194)

Cash flows used in investing activities:
Investments in technology	(37)	(266)
Other capital investments	-—	(3)
Net cash used in investing activities	(37)	(269)

Cash flows used in financing activities:
Warrant exercise proceeds	5	—
Net cash provided by financing activities	5	—

Net increase (decrease) in cash	123	(463)
Cash at the beginning of the year	1,450	1,722
Cash at the end of the period	$1,573	$1,259

Supplemental cash flow information:
Cash paid during the period for:
Interest	$1	$1

Non-cash investing and financing activities:
Accrued preferred dividends to former CEO of OmniMetrix	$2	$2

Definition of Non-GAAP Measure

OmniMetrix monitoring systems include the sale of equipment and of monitoring services. The majority of the sales of OmniMetrix equipment do not qualify as a separate unit of accounting. As a result, revenue (and related costs) associated with sale of equipment are recorded to deferred revenue (and deferred charges) upon shipment for PG and CP monitoring units. Revenue and related costs with respect to the sale of equipment are recognized over the estimated life of the units which is currently estimated to be three years. In the rare instance that a specific sale of OmniMetrix equipment does qualify as a separate unit of accounting (the unit is custom designed and sold without monitoring), the revenue is recognized when the unit is shipped to the customer and not deferred. Revenues from the prepayment of monitoring fees (generally paid twelve months in advance) are initially recorded as deferred revenue upon receipt of payment from the customer and then amortized to revenue over the monitoring service period. Acorn has provided a non-GAAP financial measure of cash-basis revenue (sales) to aid investors in better understanding our sales performance. Acorn believes this non-GAAP measure assists investors by providing additional insight into our operational performance and helps clarify sales trends. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.